Exhibit 99.1

FOR RELEASE: Thursday, January 22, 2015 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS
RESULTS OF OPERATIONS FOR THE
THREE AND SIX MONTHS ENDED DECEMBER 31, 2014

Shreveport, Louisiana – January 22, 2015 – Home Federal Bancorp, Inc. of Louisiana (the "Company") (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended December 31, 2014 of $835,000, an increase of $190,000, or 29.5% compared to net income of $645,000 reported for the three months ended December 31, 2013. The Company's basic and diluted earnings per share were $0.42 and $0.41, respectively, for the three months ended December 31, 2014, compared to basic and diluted earnings per share of $0.31 and $0.30, respectively, for the quarter ended December 31, 2013.

The Company reported net income of $1.7 million for the six months ended December 31, 2014, an increase of $300,000, compared to $1.4 million for the six months ended December 31, 2013. The Company's basic and diluted earnings per share were $0.83 and $0.81, respectively, for the six months ended December 31, 2014, compared to $0.64 and $0.63, respectively, for the six months ended December 31, 2013.

The increase in net income for the three months ended December 31, 2014, resulted primarily from an increase of $473,000, or 18.0%, in net interest income, and a $25,000, or 4.4%, increase in non-interest income, partially offset by a $150,000, or 6.7%, increase in non-interest expense, a $100,000, or 32.4%, increase in the provision for income tax expense and a $58,000, or 263.6% increase in the provision for loan losses. The increase in net interest income for the three months ended December 31, 2014, was primarily due to a $488,000, or 15.1%, increase in total interest income, partially offset by an increase of $15,000, or 2.5%, in aggregate interest expense primarily due to an increase in Federal Home Loan Bank borrowings.  The Company's average interest rate spread was 3.65% for the three months ended December 31, 2014, compared to 3.66% for the three months ended December 31, 2013. The Company's net interest margin was 3.83% for the three months ended December 31, 2014, compared to 3.91% for the quarter ended December 31, 2013. The decrease in the average interest rate spread on a comparative quarterly basis was primarily the result of a decrease of 21 basis points in average yield on interest-earning assets.  The decrease in net interest margin was primarily the result of a higher average volume of interest earning assets for the three months ended December 31, 2014 compared to the prior year quarterly period.

The increase in net income for the six months ended December 31, 2014, resulted primarily from a $746,000, or 14.0%, increase in net interest income, and an increase of $52,000, or 4.4%, in non-interest income partially offset by a $306,000, or 6.9%, increase in non-interest expense, a $160,000, or 24.5%, increase in income tax expense and a $32,000, or 36.4%, increase in the provision for loan losses. The increase in net interest income for the six month period was primarily due to a $711,000, or 10.8%, increase in total interest income and a $35,000, or 2.8%, decrease in interest expense on borrowings and deposits due to an overall decline in the average cost of funds.  The Company's average interest rate spread was 3.64% for the six months ended December 31, 2014, compared to 3.66% for the six months ended December 31, 2013.  The Company's net interest margin was 3.83% for the six months ended December 31, 2014, compared to 3.91% for the six months ended December 31, 2013.  The decrease in net interest margin and average interest rate spread is attributable primarily to a decrease of 23 basis points in average yield on interest earning assets.

The following table sets forth the Company's average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended December 31,
	2014		2013
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$268,376	5.12%	$216,626	5.47%
Investment securities	54,706	2.08	45,919	2.36
Interest-earning deposits	1,479	0.11	6,963	0.20
Total interest-earning assets	$324,561	4.59%	$269,508	4.80%

Interest-bearing liabilities:
Savings accounts	$13,363	0.20%	$10,949	0.20%
NOW accounts	30,540	0.72	26,858	1.03
Money market accounts	41,971	0.32	41,597	0.33
Certificates of deposit	129,428	1.41	114,461	1.56
Total interest-bearing deposits	215,302	1.03	193,865	1.15
Other bank borrowings	-	-	267	5.18
FHLB advances	46,966	0.56	17,958	0.89
Total interest-bearing liabilities	$262,268	0.94%	$212,090	1.14%

	For the Six Months Ended December 31,
	2014		2013
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$260,623	5.18%	$216,183	5.56%
Investment securities	54,263	1.95	50,616	2.17
Interest-earning deposits	2,835	0.32	6,138	0.25
Total interest-earning assets	$317,721	4.58%	$272,937	4.81%

Interest-bearing liabilities:
Savings accounts	$13,076	0.20%	$10,475	0.22%
NOW accounts	28,383	0.70	26,197	1.04
Money market accounts	43,486	0.34	42,811	0.37
Certificates of deposit	127,407	1.41	114,051	1.58
Total interest-bearing deposits	212,352	1.02	193,534	1.17
Other bank borrowings	-	-	500	5.71
FHLB advances	41,788	0.53	19,911	0.89
Total interest-bearing liabilities	$254,140	0.94%	$213,945	1.15%

The $25,000 increase in non-interest income for the quarter ended December 31, 2014, compared to the prior year quarterly period was due to an increase of $34,000 in service charges on deposit accounts, an increase of $11,000 in gain on sale of loans and an increase of $7,000 in other non-interest income, partially offset by a $24,000 decrease in gain on sale of securities and a $3,000 decrease in income on Bank Owned Life Insurance.  The $52,000 increase in non-interest income for the six months ended December 31, 2014, compared to the prior year period was primarily due to increases of $59,000 in service charges on deposit accounts, $15,000 in other non-interest income, and $7,000 in gain on sale of loans, partially offset by a $24,000 decrease in gain on sale of securities and a $5,000 decrease in income on Bank Owned Life Insurance. The Company sells most of its fixed rate mortgage loan originations other than those loans selected for portfolio.

The $150,000 increase in non-interest expense for the three months ended December 31, 2014, compared to the same period in 2013, is primarily attributable to increases of $99,000 in compensation and benefits expense, $38,000 in data processing expense, $33,000 in occupancy and equipment expense, $18,000 in loan collection expense, $9,000 in deposit insurance premiums and $11,000 in other non-interest expenses.  These increases were partially offset by decreases of $38,000 in franchise and bank share taxes, $10,000 in legal fees, $9,000 in advertising expense, and $1,000 in audit and examination fees. The $306,000 increase in non-interest expense for the six months ended December 31, 2014, compared to the same period in 2013, is primarily attributable to increases of $217,000 in compensation and benefits expense, $67,000 in occupancy and equipment expense, $53,000 in loan collection expense, $42,000 in data processing, $7,000 in deposit insurance premiums, $14,000 in other non-interest expenses and $2,000 in advertising expense. These increases were partially offset by a decrease of $56,000 in franchise and bank share taxes, $35,000 in legal fees, and $5,000 in audit and examination fees.

At December 31, 2014, the Company reported total assets of $346.3 million, an increase of $16.8 million, or 5.1%, compared to total assets of $329.5 million at June 30, 2014. The increase in assets was comprised primarily of increases in loans receivable, net of $20.5 million, or 8.6%, from $239.6 million at June 30, 2014, to $260.1 million at December 31, 2014, loans held-for-sale of $386,000, or 4.1%, from $9.4 million at June 30, 2014, to $9.8 million at December 31, 2014, other assets of $1.8 million, or 11.1%, from $16.8 million at June 30, 2014 to $18.6 million at December 31, 2014, and an increase in investment securities of $3.0 million, or 5.9%, from $50.2 million at June 30, 2014, to $53.2 million at December 31, 2014.  These increases were partially offset by a decrease in cash and cash equivalents of $9.0 million, or 66.2%, from $13.6 million at June 30, 2014 to $4.6 million at December 31, 2014.  The increase in loans held-for-sale results primarily from an increase at December 31, 2014 in receivables from financial institutions purchasing the Company's loans held-for-sale.

The following table shows total loans originated and sold during the periods indicated.

	Six Months Ended December 31,
	2014	2013	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$46,226	$47,157	(2.0)%
Commercial — real estate secured:
Owner occupied	37,983	20,470	85.6%
Non-owner occupied	1,493	2,683	(44.4)%
Multi-family residential	2,441	324	653.4%
Commercial business	22,372	18,944	18.1%
Land	3,381	2,964	14.1%
Construction	15,416	13,811	11.6%
Home equity loans and lines of credit and other consumer	4,732	2,986	58.5%
Total loan originations	$134,044	$109,339	22.6%
Loans sold	$(40,442)	$(33,041)	22.4%

Included in the $15.4 million and $13.8 million of construction loan originations for the six months ended December 31, 2014 and 2013, respectively, are approximately $8.1 million and $9.1 million, respectively, of one- to four-family residential construction loans and $7.3 million and $4.7 million, respectively, of commercial and multi-family construction loans, all of which are primarily located in the Company's market area.

Total liabilities increased $16.3 million, or 5.7%, from $286.8 million at June 30, 2014, to $303.0 million at December 31, 2014, primarily due to an increase in advances from the Federal Home Loan Bank of Dallas of $36.1 million, or 280.2%, to $49.0 million at December 31, 2014, compared to $12.9 million at June 30, 2014, partially offset by a decrease in total deposits of $19.5 million, or 7.2%, to $252.8 million at December 31, 2014, compared to $272.3 million at June 30, 2014.  The decrease in deposits was primarily due to a $30.8 million, or 42.7%, decrease in money market deposits from $72.2 million at June 30, 2014 to $41.4 million at December 31, 2014, and a decrease in non-interest bearing demand deposits of $7.4 million, or 17.1%, from $43.4 million at June 30, 2014 to $36.0 million at December 31, 2014, partially offset by increases in certificates of deposit of $11.1 million, or 9.2%, from $120.4 million at June 30, 2014 to $131.5 million at December 31, 2014, increases in savings deposits of $900,000, or 7.9%, from $12.2 million at June 30, 2014 to $13.1 million at December 31, 2014 and NOW accounts of $6.9 million, or 28.8%, from $24.0 million at June 30, 2014 to $30.9 million at December 31, 2014. The decrease in money market deposits was primarily due to a transitory deposit in the fourth quarter of fiscal 2014 which had a balance of approximately $30.6 million at June 30, 2014. The deposit was short-term in nature and was fully withdrawn as of September 30, 2014. At both December 31, 2014 and June 30, 2014, the Company had $12.7 million in brokered deposits. The Company utilizes brokered certificates of deposit as a component of its strategy for lowering Home Federal Bank's overall cost of funds. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions. The increase in advances from the Federal Home Loan Bank of Dallas was a result of the non-recurring deposit described above being used to pay down advances at June 30, 2014.

At December 31, 2014, the Company had $171,000 of non-performing assets compared to $178,000 of non-performing assets at June 30, 2014, consisting of two single-family residential loans, one commercial real estate loan and one non-performing line of credit at December 31, 2014, compared to one single family residential loan and one non-performing line of credit at June 30, 2014. At December 31, 2014, the Company had one single family residential loan classified as substandard, compared to none at June 30, 2014. The Company had one commercial loan secured by real estate classified as doubtful at December 31, 2014, in the amount of $64,000, one single-family residential loan classified as doubtful in the amount of $151,000 at June 30, 2014 and one line of credit classified as doubtful in the amount of $27,000 at both December 31, 2014 and June 30, 2014.

Shareholders' equity increased $513,000, or 1.2%, to $43.3 million at December 31, 2014 from $42.8 million at June 30, 2014.  The primary reasons for the increase in shareholders' equity from June 30, 2014, were net income of $1.7 million, the vesting of restricted stock awards, stock options and the release of employee stock ownership shares totaling $211,000 and proceeds from the issuance of common stock from the exercise of stock options of $42,000.  These increases in shareholders' equity were partially offset by dividends paid totaling $310,000, acquisition of treasury stock of $1.1 million and a decrease in the Company's accumulated other comprehensive income of $35,000.

The Company repurchased 53,898 shares of its common stock under its stock repurchase program during the six months ended December 31, 2014 at an average price per share of $19.13.  On January 8, 2014, the Company announced that its Board of Directors approved a fourth stock repurchase program for the repurchase of up to 115,000 shares.  As of December 31, 2014, there were a total of 51,874 shares remaining for repurchase under the program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	December 31, 2014	June 30, 2014
ASSETS	(Unaudited)

Cash and cash equivalents	$4,611	$13,633
Securities available for sale at fair value	50,799	48,434
Securities held to maturity (fair value December 31, 2014: $2,376; June 30, 2014: $1,765)	2,376	1,765
Loans held-for-sale	9,761	9,375
Loans receivable, net of allowance for loan losses (December 31, 2014: $2,365; June 30, 2014: $2,396)	260,147	239,563
Other assets	18,613	16,759

Total assets	$346,307	$329,529

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$252,764	$272,295
Advances from the Federal Home Loan Bank of Dallas	49,030	12,897
Other liabilities	1,221	1,558

Total liabilities	303,015	286,750

Shareholders' equity	43,292	42,779

Total liabilities and shareholders' equity	$346,307	$329,529

Home Federal Bancorp, Inc. of Louisiana
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

		Three Months Ended		Six Months Ended
		December 31,		December 31,
		2014	2013	2014	2013
		(Unaudited)

Interest income
Loans, including fees		$3,436	$2,961	$6,744	$6,011
Investment securities		2	1	3	3
Mortgage-backed securities		283	270	527	545
Other interest-earning assets		2	3	4	8
Total interest income		3,723	3,235	7,278	6,567
Interest expense
Deposits		552	556	1,087	1,131
Federal Home Loan Bank borrowings		66	40	111	88
Other bank borrowings		-	7	-	14
Total interest expense		618	603	1,198	1,233
Net interest income		3,105	2,632	6,080	5,334

Provision for loan losses		80	22	120	88
Net interest income after provision for loan losses		3,025	2,610	5,960	5,246

Non-interest income
Gain on sale of loans		415	404	887	880
Gain on sale of securities		10	34	10	34
Income on Bank Owned Life Insurance		41	44	83	88
Service charges on deposit accounts		113	79	213	154
Other income		15	8	31	16

Total non-interest income		594	569	1,224	1,172

Non-interest expense
Compensation and benefits		1,445	1,346	2,947	2,730
Occupancy and equipment		269	236	498	431
Data Processing		124	86	243	201
Audit and Examination Fees		49	50	101	106
Franchise and Bank Shares Tax		47	85	122	178
Advertising		60	69	135	133
Legal fees		134	144	203	238
Loan and collection		50	32	117	64
Deposit insurance premium		44	35	75	68
Other expenses		153	142	272	258

Total non-interest expense		2,375	2,225	4,713	4,407

Income before income taxes		1,244	954	2,471	2,011
Provision for income tax expense		409	309	813	653

NET INCOME		$835	$645	$1,658	$1,358

EARNINGS PER SHARE
Basic	$ 0.42	$0.31	$0.83	$0.64
Diluted	$ 0.41	$0.30	$0.81	$0.63

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.65%	3.66%	3.64%	3.66%
Net interest margin	3.83%	3.91%	3.83%	3.91%
Return on average assets	0.96%	0.89%	0.98%	0.93%
Return on average equity	7.50%	5.89%	7.30%	6.17%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.05%	0.19%	0.05%	0.19%
Allowance for loan losses as a percent of non-performing loans	1,383.04%	409.91%	1,383.04%	409.91%
Allowance for loan losses as a percent of total loans receivable	0.90%	1.08%	0.90%	1.08%

Per Share Data:
Shares outstanding at period end	2,190,812	2,249,962	2,190,812	2,249,962
Weighted average shares outstanding:
Basic	1,996,814	2,098,976	2,001,154	2,105,826
Diluted	2,053,225	2,143,026	2,055,596	2,154,337
Tangible book value at period end	$19.76	$18.36	$19.76	$18.36

____________
(1)    Ratios for the three and six month periods are annualized.
(2)    Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Operating Officer (318) 222-1145